BNP Residential Properties, Inc.                       Exhibit 99.1
301 S. College Street, Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Chairman & CFO
         Tel:     (704) 944-0100
         Fax:     (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                   BNP Residential Properties Announces Merger

Charlotte, North Carolina
January 27, 2005

BNP Residential Properties, Inc. (AMEX: BNP) announced that on January 26, 2005, it acquired by merger Boddie Investment Company ("BIC"), in exchange for 508,578 shares of BNP's common stock that were issued to the shareholders of BIC. Boddie Investment Company's primary business activity was serving as the general partner of and owning certain economic interests in three real estate limited partnerships. As a result of the merger, BNP has assumed the role of general partner and acquired certain economic interests of the following limited partnerships:

Marina Shores Associates One Limited Partnership - The principal asset of Marina Shores Associates is Marina Shores Apartments, a 392-unit apartment community located in Virginia Beach, Virginia. This property is subject to a first deed of trust with an outstanding balance of approximately $20,745,000. BNP will serve as the general partner and hold a 50% economic interest in the partnership.

The Villages of Chapel Hill Limited Partnership - The principal asset of The Villages of Chapel Hill is The Villages of Chapel Hill Apartments, a 264-unit apartment community located in Carrboro, North Carolina. This property is subject to a first deed of trust with an outstanding balance of approximately $10,900,000. BNP will serve as the general partner and hold a 1% economic interest in the partnership.

The Villages of Chapel Hill - Phase 5, Limited Partnership - The principal asset of The Villages - Phase 5 is The Villages of Chapel Hill - Phase 5 Apartments, a 57-unit apartment community located in Carrboro, North Carolina. This property is subject to a first deed of trust with an outstanding balance of approximately $2,828,000. BNP will serve as the general partner and hold a 1% economic interest in the partnership.

Prior to the acquisition of Boddie Investment Company, BNP Residential Properties managed, on a fee basis, the properties owned by these partnerships. BNP will continue to manage the properties following the merger.
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As part of the acquisition, BIC surrendered and BNP cancelled 72,399 shares of
BNP's common stock that were owned prior to the merger.

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. BNP owns and operates 25 apartment communities containing a total of 6,113 apartments and provides third-party management services for seven apartment communities containing a total of 1,799 apartments, three communities in which we have an economic interest. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.



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